Exhibit 8.2

December 13, 2024

Boards of Directors

Marathon MHC (the “Mutual Holding Company” or “MHC”)

Marathon Bancorp Inc. (the “Holding Company”)

Marathon Bank (the “Bank”)

500 Scott Street

Wausau, WI 54403

RE: Wisconsin Income and Franchise Tax Consequences of Conversion of Marathon MHC from a Wisconsin-chartered Mutual Holding Company to the Stock Holding Company Form of Organization

To the Members of the Boards of Directors:

Scope of Opinion

You have requested our opinion with regard to the material Wisconsin (WI) income and franchise tax consequences resulting directly from the conversion of Marathon MHC, a Wisconsin-chartered mutual holding company (the “Mutual Holding Company” or “MHC”), from the mutual holding company to the stock holding company form of organization (the “Conversion”) pursuant to the Plan of Conversion and Reorganization of Marathon MHC dated December 10, 2024 (the “Plan”). Marathon MHC will be merged with and into Marathon Bancorp Inc. (the “Merger”) and as a result Marathon MHC will cease to exist. Concurrently with the Merger, the Holding Company will offer for sale 57.4% of its Common Stock on a priority basis to eligible depositors, the Bank’s Tax-Qualified Employee Benefit Plans, and the general public in a subscription and community offering (the “Offering”). Each capitalized term used herein, unless otherwise defined, has the meaning set forth in the Plan and/or the Federal Tax Opinion.

In rendering our opinion, we have relied upon the facts, information, assumptions, and representations as contained in the Plan. We have also relied on the facts, assumptions, and federal income tax conclusions set forth in the Federal Tax Opinion issued by Luse Gorman, PC on December 13, 2024. We have reasonably assumed these facts to be complete and accurate and have not independently audited or otherwise verified any of these facts or assumptions. You have represented to us that we have been provided with all of the facts necessary to render our opinion. If any of the facts, assumptions or federal income tax conclusions in the Federal Tax Opinion are inaccurate or incorrect, our opinion expressed herein may require modification.

We have not considered any non-income tax, or federal, local or foreign income tax consequences (other than the WI Corporation Franchise or Income Tax). We have also not considered WI taxes other than those recited in this opinion or taxes that might be levied by other states, and, therefore, do not express any opinion regarding the treatment that would be given the transaction by the applicable authorities on any issues outside of the above-specified WI taxes. We also express no opinion on non-tax issues such as corporate law or securities law matters. We express no opinion other than that as stated below, and neither this opinion nor any prior statements are intended to imply or to be an opinion on any other matters.

Boards of Directors

Marathon MHC (the “Mutual Holding Company” or “MHC”)

Marathon Bancorp Inc. (the “Holding Company”)

Marathon Bank (the “Bank”)

December 13, 2024

In connection with our opinion, we have examined originals or copies, certified or otherwise, and identified to our satisfaction the Plan and such other documents as we have deemed necessary or appropriate to enable us to render the opinion below. In our examination, we have assumed the conformity to the originals of all documents submitted to us as copies. We have also relied upon the assumptions that:

(i)	all signatures are genuine, and all documents submitted to us, both originals and copies, are authentic,
(ii)

each document examined by us has been or will be fully executed and delivered in substantially the same form, is or will be in full force and effect and has not been or will not be amended or modified in any respect,

(iii)

all parties to the documents at all times had and will have full corporate power, authority and capacity to enter into, execute and perform all obligations under those documents and to observe and perform the terms and conditions thereof, and

(iv)	the factual matters, statements, and recitations contained in the documents are accurate, true and complete.

You have represented to us that we have been provided all of the facts necessary to render our opinion.

Statement of Facts

Marathon Bank (the “Bank”), a Wisconsin-chartered stock savings bank, has served the banking needs of its customers since 1902. Since 2001, the Bank has operated in a two-tiered mutual holding company structure as a wholly owned subsidiary of Marathon Bancorp Inc. (the “Holding Company”), a Maryland corporation. Marathon MHC owns 57.4% of the Holding Company’s outstanding shares. The remaining 42.6% of the Holding Company’s outstanding shares were owned by the public.

The MHC is a mutual holding company with no capital stock or direct owners. Rather, the owners of the MHC are the depositors of the Bank, who are entitled upon complete liquidation of the MHC to any liquidation proceeds after the payment of creditors.

Proposed Transaction

The Boards of Directors of the Mutual Holding Company, the Holding Company, and the Bank adopted the Plan providing for the conversion of the Mutual Holding Company from a Wisconsin chartered mutual holding company to the stock holding company form of organization. As part of the Conversion, the Holding Company will succeed to all the rights and obligations of the Mutual Holding Company, and will offer shares of Holding Company Common Stock on a priority basis to the Bank’s eligible depositors, the Tax-Qualified Employee Benefit Plans, and the general public in a subscription and community offering (the Offering).

Pursuant to the Plan, the Conversion will be affected as follows, in such order as is necessary to consummate the Conversion:

(1)

The Mutual Holding Company will merge with and into the Holding Company with the Holding Company as the surviving entity (the “Merger”) whereby the shares of Holding Company common stock held by the Mutual Holding Company will be cancelled and certain owners of the Mutual Holding Company (e.g., Eligible Account Holders and Supplemental Eligible Account Holders of the Bank) will constructively receive an interest in a Liquidation Account established in the Holding Company in exchange for their liquidation interests in the Mutual Holding Company. As part of the Merger, each of the Minority Shares will automatically, without further action on the part of the holders thereof, be converted into and become the right to receive the Exchange Shares (i.e., new Holding Company Common Stock, based on the Exchange Ratio).

Boards of Directors

Marathon MHC (the “Mutual Holding Company” or “MHC”)

Marathon Bancorp Inc. (the “Holding Company”)

Marathon Bank (the “Bank”)

December 13, 2024

(2)	Immediately after the Merger, the Holding Company will offer for sale the Subscription Shares in the Offering.
(3)

The Holding Company will contribute at least 50% of the net proceeds of the Offering to the Bank in constructive exchange for additional common stock of the Bank and in exchange for the Bank Liquidation Account.

Following the Conversion and Offering, a Liquidation Account also will be maintained by the Holding Company for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with the Bank. The terms of the Liquidation Account, which supports the payment of the Liquidation Account in the event the Holding Company lacks sufficient net assets, are set forth in the Plan.

As part of the Conversion, all the then-outstanding shares of Holding Company common stock owned by Minority Stockholders will be exchanged for new shares of Holding Company Common Stock pursuant to the Exchange Ratio. The exchange ratio will ensure that, after the Conversion, the Minority Stockholders will own in the aggregate the same percentage of Holding Company Common Stock as they held immediately prior to the Conversion, exclusive of the Minority Stockholders’ purchases of additional shares of Holding Company Common Stock in the Offering, receipt of cash in lieu of fractional shares, and an adjustment downward to reflect assets held by the MHC (other than shares of the Holding Company). As part of the Conversion, additional shares of Holding Company Common Stock will be sold on a priority basis to eligible depositors of the Bank and to members of the public in the Offering.

As a result of the Conversion and Offering, the Holding Company will continue to be a publicly-held corporation, its common stock will continue to be registered under §12(b) of the Securities Exchange Act of 1934, as amended, and it will continue to be subject to the rules and regulations thereunder and file periodic reports and proxy statements with the SEC. The Bank will continue to be a wholly owned subsidiary of the Holding Company and will continue to carry on its business and activities as conducted immediately prior to the Conversion.

The stockholders of the Holding Company will be the former Minority Stockholders of the Holding Company immediately prior to the Conversion, plus those persons who purchase shares of Holding Company Common Stock in the Offering. Nontransferable rights to subscribe for the Holding Company Common Stock have been granted, in order of priority, to Eligible Account Holders, the Bank’s Tax-Qualified Employee Benefit Plans, Supplemental Eligible Account Holders, and Other Members. The Holding Company will also offer shares of Holding Company common stock not subscribed for in the Subscription Offering, if any, for sale in a Community Offering, (with preferences given first to persons residing in the Wisconsin Counties of Marathon, Milwaukee, Waukesha, and Ozaukee), and if shares remain after the subscription and community offerings, shares may be offered, at the sole discretion of the Holding Company, to members of the general public in a Syndicated Community Offering.

Effect of Misstatement of, or Changes in, Facts, Assumptions or Representations

A misstatement or omission of any fact or a change or amendment in any of the facts, assumptions, or representations upon which we have relied may require a modification of all or a part of this opinion.

Boards of Directors

Marathon MHC (the “Mutual Holding Company” or “MHC”)

Marathon Bancorp Inc. (the “Holding Company”)

Marathon Bank (the “Bank”)

December 13, 2024

Opinion

You have provided us with a copy of the Federal Tax Opinion regarding the Plan in which Luse Gorman, PC has opined that the various proposed transactions to be undertaken as part of the Plan will be treated for federal income tax purposes as “reorganizations” within the meaning of§368(a)(1) of the Internal Revenue Code of 1986, as amended.

Our opinion regarding the Wisconsin income and franchise tax consequences related to the Plan adopts and relies upon the facts, representations, assumptions, and conclusions as set forth in the Federal Tax Opinion. Our opinion assumes that the ultimate federal income tax consequences of the Plan will be those as described in the Federal Tax Opinion. Based upon that information, we render the following opinion with respect to the Wisconsin income and franchise tax effects of the Plan:

(1)

It is more likely than not that the federal tax treatment of the Plan, including the MHC Merger, will be respected in determining the computation of WI taxable income of the Mutual Holding Company, Holding Company, and Bank.

(2)

It is more likely than not that the federal tax treatment of the receipt of subscription rights and/or liquidation interests by depositors (more specifically referred to as Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members) under the Plan will be respected in determining the computation of WI taxable income of the depositors who are otherwise required to file a WI corporate or personal income tax return.

(3)

It is more likely than not that the federal tax treatment of the Plan will be respected in determining the computation of WI taxable income of the Minority Stockholders upon their exchange of Holding Company common stock for new shares of Holding Company common stock.

(4)

It is more likely than not that the federal tax treatment of the Plan will be respected in determining the computation of WI taxable income of the Minority Stockholders who receive payment of cash in lieu of fractional shares upon their exchange of Holding Company common stock for new shares of Holding Company common stock.

Limitations on Opinion

Our opinion is as of December 13, 2024, and we have no responsibility to update this opinion for events, transactions, circumstances, or changes in any of the facts, assumptions or representations occurring after this date. Our opinion is based solely upon our interpretation of Chapter 71 of the Wisconsin Statutes, Chapter 2 of the Wisconsin Administrative Code – Wisconsin Department of Revenue, Wisconsin Department of Revenue published tax releases, existing Wisconsin court decisions, and the applicable references to federal tax law as of the date of this letter, all of which are subject to change. If there is a change, including a change having retroactive effect, in the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations, Chapter 71 of the Wisconsin Statutes, Chapter 2 of the Wisconsin Administrative Code – Wisconsin Department of Revenue, Wisconsin Department of Revenue published tax releases, existing Wisconsin court decisions of the foregoing, the opinions expressed herein would necessarily have to be reevaluated in light of any such changes. We have no responsibility to update this opinion for any such changes occurring after the date of this letter.

Our opinion is not binding on the Wisconsin Department of Revenue, and there can be no assurance that the Wisconsin Department of Revenue will not take a position contrary to the conclusions reached in the opinion. In the event of such disagreement, there can be no assurance that the Wisconsin Department of Revenue would not prevail in a judicial proceeding.

Boards of Directors

Marathon MHC (the “Mutual Holding Company” or “MHC”)

Marathon Bancorp Inc. (the “Holding Company”)

Marathon Bank (the “Bank”)

December 13, 2024

The opinion expressed herein reflects our assessment of the probable outcome of litigation and other adversarial proceedings based solely on an analysis of the existing tax authorities relating to the issues. It is important, however, to note that litigation and other adversarial proceedings are frequently decided upon the basis of such matters as negotiation and pragmatism upon the outcome of such potential litigation or other adversarial proceedings.

The opinion expressed herein reflects what we regard to be the material Wisconsin income and franchise tax consequences to the Mutual Holding Company, Holding Company, Bank, Minority Stockholders, and depositors (more specifically referred to as Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members) of the transaction as described herein; nevertheless, it is an opinion only and should not be taken as assurance of the ultimate tax treatment.

Consent

We hereby consent to the filing of this opinion as an exhibit to the Mutual Holding Company’s Application for Conversion and the Holding Company’s Application on Form FR Y-3, each as filed with the Federal Reserve, and to the Holding Company’s Registration Statement on Form S-1 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Application for Conversion and the Form S-1 under the captions “The Conversion and Offering-Material Income Tax Consequences” and “Legal Matters.”

Very truly yours,

BONADIO & CO., LLP